                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          MARINE TRANSPORT CORPORATION
                                       AT

                              $7.00 NET PER SHARE

                                       BY

                            SHILOH ACQUISITION, INC.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                          CROWLEY MARITIME CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON MONDAY, FEBRUARY 5, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the terms of an Agreement of Merger, dated as of December 20, 2000 (the "Merger Agreement"), among Crowley Maritime Corporation ("Parent"), Shiloh Acquisition, Inc. ("Purchaser") and Marine Transport Corporation (the "Company").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM TENDER CONDITION").

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either:

     - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

     - request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.

Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent.

January 5, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    i
INTRODUCTION................................................    1
   1. TERMS OF THE OFFER; EXPIRATION DATE...................    3
   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.........    4
   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
     SHARES.................................................    5
   4. WITHDRAWAL RIGHTS.....................................    7
   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............    8
   6. PRICE RANGE OF SHARES; DIVIDENDS......................   10
   7. CERTAIN INFORMATION CONCERNING THE COMPANY............   10
   8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT...   12
   9. FINANCING OF THE OFFER AND THE MERGER.................   13
  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY;
      THE MERGER AGREEMENT; THE CONFIDENTIALITY AGREEMENT...   13
  11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE
      OFFER AND THE MERGER..................................   23
  12. DIVIDENDS AND DISTRIBUTIONS...........................   25
  13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR
      SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND
      EXCHANGE ACT REGISTRATION.............................   26
  14. CERTAIN CONDITIONS OF THE OFFER.......................   27
  15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS........   28
  16. FEES AND EXPENSES.....................................   30
  17. MISCELLANEOUS.........................................   30
  Schedule I -- Directors and Executive Officers of Parent
     and Purchaser..........................................  S-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

- We are Shiloh Acquisition, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Crowley Maritime Corporation. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

- Crowley is primarily a family- and employee-owned company engaged in integrated logistics, marine transportation and related services. Founded in 1892, Crowley has more than 100 offices in major ports and cities around the world and has several operating subsidiaries.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

- We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.50 per share, of Marine Transport Corporation. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

- We are offering to pay $7.00 per share, net to each seller in cash and without interest. See the "Introduction" and Section 1.

- If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares. See the "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

- We are not obligated to purchase any shares unless at least a majority of the outstanding shares (on a fully diluted basis) are validly tendered and not withdrawn prior to the expiration of the offer. See Sections 1 and 14.

- We are not obligated to purchase any shares if the Merger Agreement is terminated by Marine Transport Corporation or Crowley in accordance with its terms. See Section 10.

These and other conditions to our obligation to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

- Crowley will provide us with the funds necessary to purchase the shares in the offer. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

- Because the form of payment consists solely of cash and all of the funding will be provided from Crowley, and also because of the lack of any relevant historical information concerning Shiloh Acquisition, Inc., we do not think our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

- You will have at least until 12:00 midnight, New York City time, on Monday, February 5, 2001, to tender your shares of Marine Transport Corporation common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

- We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement between us, Crowley and Marine Transport Corporation and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied or waived.

- We may extend the offer for any period required or permitted by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer.

- We may provide a "subsequent offering period" during which stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer price of $7.00 per share. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three or more than 20 business days. For more details on our ability to extend the offer, see Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

- If we decide to extend the offer, we will inform Citibank, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

     To tender your shares in the offer, you must:

     - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to Citibank, the Depositary;

     - tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

     - if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to Citibank prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

- You may withdraw previously tendered shares any time prior to the time that we have accepted the shares pursuant to the offer. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

- To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to Citibank while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES MARINE TRANSPORT CORPORATION'S BOARD OF DIRECTORS THINK OF THE OFFER?

- The Board of Directors of Marine Transport Corporation has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interests of, the holders of shares, has approved, adopted and declared advisable the

  Merger Agreement and the transactions contemplated thereby, and has recommended that the holders of shares accept the offer and tender shares pursuant to the offer.

WILL MARINE TRANSPORT CORPORATION CONTINUE AS A PUBLIC COMPANY?

- No. If the merger occurs, Marine Transport Corporation will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market System or any other securities market, there may not be a public trading market for the shares and Marine Transport Corporation may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

- If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, we intend to merge with and into Marine Transport Corporation. If the merger occurs, Marine Transport Corporation will become a wholly owned subsidiary of Crowley, and each share that remains outstanding (other than any shares owned by Crowley, Shiloh Acquisition, Inc. or Marine Transport Corporation or held in the treasury of Marine Transport Corporation, and any shares held by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive $7.00 per share in cash (or any greater amount per share paid pursuant to the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

- If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as you would if you had tendered your shares in the offer.

- If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through Nasdaq National Market or any other securities market, there may not be a public trading market for the shares and Marine Transport Corporation may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

- On December 19, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $5.00 per share. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

- You can call MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 or (800) 322-2885. See the back cover of this Offer to Purchase.

TO ALL HOLDERS OF COMMON STOCK OF
MARINE TRANSPORT CORPORATION:

                                  INTRODUCTION

     Shiloh Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Crowley Maritime Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.50 per share ("Common Stock"), of Marine Transport Corporation, a Delaware corporation (the "Company"), that are issued and outstanding (the "Shares"), for $7.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Citibank, N.A., (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE AGREEMENT OF MERGER, DATED AS OF DECEMBER 20, 2000 (THE "MERGER AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     ING Barings LLC ("ING Barings") has delivered to the Board its written opinion dated December 18, 2000 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, that the offer price was fair, from a financial point of view, to the Company's stockholders. A copy of the written opinion of ING Barings is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by ING Barings.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS) (THE "MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to the Merger Agreement, among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $7.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     The Merger Agreement provides that, promptly following the purchase of, and payment for, a number of Shares that satisfies the Minimum Tender Condition pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board and the percentage that the number of Shares beneficially owned by Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed that at such time, upon the election of Purchaser, it will either increase the number of directors in accordance with the Company's Certificate of Incorporation and By-laws, or seek and accept resignations of incumbent directors, in order that Purchaser's designees may be elected or appointed to the Board.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Sections 10 and 11.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of December 19, 2000, 6,555,013 shares of Common Stock were issued, consisting of 6,205,013 shares of Common Stock outstanding and 350,000 shares of Common Stock held in the treasury of the Company. In addition, the Company has advised Parent that as of December 19, 2000, there were outstanding employee stock options to purchase an aggregate of 636,975 Shares and 106,000 Shares of Restricted Stock (as defined in Section
10). As a result, as of such date, the Minimum Tender Condition would be satisfied if Purchaser acquired 3,473,995 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 6,253,190 Shares.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE CONTAINS

FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISKS ASSOCIATED WITH SATISFYING THE VARIOUS CONDITIONS TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Monday, February 5, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions specified in Section 14. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition (other than the Minimum Tender Condition) in whole or in part, in its sole discretion. Purchaser and Parent shall determine, in their reasonable judgment, whether any such conditions exist. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior written consent of the Company, (i) decrease or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, or (v) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of the Shares.

     The Merger Agreement also provides that, without the consent of the Company, Purchaser shall have the right to: (i) extend the initial offering period of the Offer if at any scheduled expiration of the initial offering period any of the conditions to the Offer set forth in Section 14 have not been satisfied or waived; (ii) extend the Offer for any period required or permitted by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (iii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. No rights of withdrawal will be available to stockholders during any subsequent offering period. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the conditions to the Offer specified in Section 14, Purchaser shall accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof. All conditions to the Offer, other than necessary governmental approvals, will be satisfied or waived prior to the expiration of the Offer.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than

9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Subject to the terms and conditions of the Merger Agreement and to the satisfaction or waiver of the conditions to the Offer specified in Section 14 (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) as of any scheduled expiration of the initial offering period of the Offer, Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) as soon as practicable after such scheduled expiration. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY, IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES, DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 20, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS MAY INSTEAD PROVIDE A STATEMENT (INTERNAL REVENUE SERVICE FORM W-8BEN), SIGNED UNDER PENALTY OF PERJURY, ATTESTING TO SUCH INDIVIDUAL'S EXEMPT STATUS IN ORDER TO AVOID BACKUP WITHHOLDING.

     4. WITHDRAWAL RIGHTS.

     Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 6, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or manually signed facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase or by facsimile at (212) 505-2248. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights). The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to Shares held as capital assets, and does not address the tax consequences that may be relevant to holders of Shares that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, or holders who hold the Shares as part of a hedge, straddle, constructive sale or conversion transaction, or who acquired the Shares pursuant to the exercise of employee stock options or otherwise as compensation. For purposes of this summary, a United States holder means a beneficial owner of Shares that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. The term non-United States holder refers to any beneficial owner of Shares other than a United States holder.

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     a. United States Holders

     The receipt of cash by a United States holder for Shares pursuant to the Offer or the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

     Payments made to a United States holder in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a United States holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, under penalty of perjury, that the TIN provided is correct and such holder is not subject to backup withholding. The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons, including corporations and financial institutions are exempt from backup withholding. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     b. Non-United States Holders

     The receipt of cash by a non-United States holder for Shares pursuant to the Offer or the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights) generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year of such disposition and certain other conditions are met, or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder.

     Backup withholding and information reporting imposed at a rate of 31% may apply to the payment of cash received by a non-United States holder for Shares pursuant to the Offer or the Merger unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. To avoid backup withholding, a tendering non-United States holder should complete IRS Form W-8BEN.

     Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

     6. PRICE RANGE OF SHARES; DIVIDENDS.

     As of the date immediately preceding the date of the Merger Agreement, 6,205,013 shares of Common Stock were issued and outstanding.

     On or about June 18, 1998, the Company began trading on Nasdaq under the symbol "MTLX." The table below sets forth, for the periods indicated, the quarterly high and low closing sales prices of the shares of Common Stock on
Nasdaq:

                                SHARE PRICE DATA

                                                              HIGH          LOW
                                                              ----          ---
FISCAL 1999:
Year Ended December 31, 1999:
  First Quarter.............................................   $3 5/16      $ 2 1/8
  Second Quarter............................................   $4 3/8       $ 2 11/16
  Third Quarter.............................................   $4           $ 2 5/8
  Fourth Quarter............................................   $3 3/8       $ 2 1/8

FISCAL 2000:
Year Ended December 31, 2000:
  First Quarter.............................................   $3 1/2       $ 2 1/2
  Second Quarter............................................   $3           $ 2 1/16
  Third Quarter.............................................   $3 1/16      $ 2 1/8
  Fourth Quarter............................................   $6 29/32     $ 2 31/32

     On December 19, 2000, the last full trading day prior to the public announcement of the offer, the reported closing sales price of the shares of Common Stock on Nasdaq was $5 per share of Common Stock. On January 4, 2001, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the shares of Common Stock was $6.875 per share. Stockholders are urged to obtain current market quotations for the Common Stock.

     The Company has not paid any dividends with respect to the shares of Common Stock at any time during the past two years. Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the date on which a majority of the Company's directors are designees of the Parent or the Purchaser, the Company will not, and will cause each of its subsidiaries not to,
(i) issue, deliver, sell or authorize or propose the issuance, delivery or sale of any equity securities, other than the issuance of shares of Common Stock pursuant to the exercise of the options outstanding at the date of the Merger Agreement; or (ii) split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock).

     7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     All information contained in this Offer to Purchase or incorporated herein by reference concerning the Company, or actions or events with respect to it, was provided to the Purchaser and Parent by the Company, and the Purchaser and Parent take no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events or circumstances that may have occurred and may affect the significance, completeness or accuracy of any such information.

     General. The Company is a Delaware corporation, with its principal executive offices located at 1200 Harbor Boulevard, Weehawken, New Jersey, 07087-0901, and its telephone number is (201) 330-0200. The Company is a U.S.-based supplier of marine transportation services. The Company owns and operates a fleet of vessels for its own account, and it also manages vessels for other vessel owners. It presently operates one of the largest U.S.-based fleets of ocean-going vessels.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                          MARINE TRANSPORT CORPORATION
                  PROJECTED FINANCIAL PERFORMANCE (UNAUDITED)
                                 (IN THOUSANDS)

                                                   FISCAL YEARS ENDED DECEMBER 31,
                                 --------------------------------------------------------------------
                                   2000      2001      2002      2003      2004      2005      2006
                                 --------   -------   -------   -------   -------   -------   -------
Revenues.......................  $234,358   228,277   224,272   193,702   159,231   157,956   150,272
Operating expenses.............  $228,146   216,134   205,797   176,490   148,405   146,612   137,945
Operating income...............  $  6,212    12,143    18,475    17,213    10,826    11,344    12,327

     CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO, THESE PROJECTIONS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY". WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS WERE NOT PREPARED BY THE COMPANY IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS WHICH MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MOST OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2000, 2001, 2002, 2003, 2004, 2005 AND 2006 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE.

     In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by the Company, Parent or Purchaser or any other person to whom these projections were provided that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of the Company. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 155 Grand Avenue, 7th Floor, Oakland, California 94612 and its telephone number is (510) 251-7500. Purchaser is a wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of Delaware. Its principal offices are located at 155 Grand Avenue, 7th Floor, Oakland, California 94612, and its telephone number is (510) 251-7500. Crowley is primarily a family- and employee-owned company engaged in integrated logistics, marine transportation and related services. Founded in 1892, Crowley has more than 100 offices in major ports and cities around the world and has several operating subsidiaries.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as provided in the Merger Agreement, as otherwise described in this Offer to Purchase, and for one Share beneficially owned by Parent, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1998, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998 there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

     9. FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $49 million. Purchaser will obtain all of such funds from Parent. Parent will provide such funds from existing resources. No alternative financing plan exists.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE CONFIDENTIALITY AGREEMENT.

     In mid-June 2000, Richard Oster, the former Chief Financial Officer of Parent, met James Dowling and Jeffrey Pribor of ING Barings at a conference. The ING Barings representatives described a potential transaction involving the Company to Mr. Oster at that time.

     Parent and the Company entered into a confidentiality agreement on June 20, 2000 (see below), and the Company provided Parent with a confidential offering memorandum dated June 30, 2000 shortly thereafter.

     Throughout the summer, ING Barings and the Company management provided supplemental information to Parent, in response to requests for additional information.

     On August 4, 2000, Parent submitted a letter of its continuing interest indicating an equity purchase price of between $3.50 and $5.00 per Share.

     On September 21 and 22, 2000, Thomas B. Crowley, Jr., Chairman and Chief Executive Officer, and William P. Verdon, Senior Vice President and General Counsel, of Parent, met in Chicago with Richard du Moulin, President of the Company, and Mr. Dowling, to discuss the Company and a potential transaction with Parent.

     On October 3 and 4, 2000, Richard Swinton, Vice President, Taxation and Audit, of Parent, Rockwell Smith, Vice President, Crowley Petroleum Transport, Inc., and Daniel Conaton, former Assistant General Counsel of Parent, conducted a preliminary due diligence review of the Company at the offices of ING Barings in New York City. In the course of their review, the executives met with Mr. du Moulin, Mark Filanowski, Senior Vice President, Chief Financial Officer and Treasurer, and Jonathan Fantell, Manager, Financial Planning and Analysis, of the Company, Mr. Dowling and Christine Jakomovich of ING Barings.

     On October 13, 2000, Mr. Crowley sent a letter to Mr. Dowling which contained a conditional offer of $4.25 per Share for 100% of the Shares, subject to the approval of Parent's Board of Directors and its lenders, and to the results of its further due diligence review of the Company.

     On October 17 Mr. Dowling informed Mr. Verdon by telephone that the Company had rejected the conditional offer made in Mr. Crowley's October 13, 2000 letter.

     Following some additional discussions between the parties concerning due diligence matters, on October 31, 2000, Mr. Crowley sent a letter to Mr. Dowling containing a conditional offer to purchase 100% of the Shares at a price of $7.00 per Share, subject to the same conditions as in the letter of October 13, 2000.

     On November 1, 2000, Mr. Dowling advised Mr. Verdon of the Company's interest in pursuing a potential transaction with Parent and establishing a schedule for a continued due diligence review of the Company by Purchaser.

     At a November 13, 2000 meeting of Parent's Board of Directors, management made a presentation concerning the potential transaction. Following the presentation, Parent's Board authorized management (i) to make an offer of $7.00 per Share for all of the outstanding Shares, subject to the completion of due diligence satisfactory to Parent's Board and (ii) to negotiate a contract which would also be subject to the satisfaction of Parent's Board.

     On November 16 and 17, 2000, executives of Parent conducted additional due diligence in the Company's data room at the offices of the Company's counsel in New York City. During this time discussions were held with Mr. du Moulin and Mr. Filanowski.

     On November 17, 2000, Parent received a draft Agreement of Merger for the transaction and an invitation to submit, in conformity with auction-process guidelines, a firm offer to acquire the Company.

     During the week of November 27 to December 1, 2000, executives of Purchaser and certain of their legal and accounting advisors continued the due diligence review of the Company in the data room in New York City.

     On November 27, 2000, Mr. Crowley and Mark Tabbutt of Saltchuk Resources Inc. ("Saltchuk") met with Mr. du Moulin and Mr. Dowling in Los Angeles to discuss the potential transaction in general, as well as the possible involvement of Saltchuk in the transaction.

     During the month of December, numerous telephone discussions were held between the executives of Purchaser and the Company concerning Parent's on-going due diligence review of the Company and the terms of the proposed transaction.

     On December 8, 2000, Parent and Saltchuk submitted a firm offer of $7.00 per Share, along with a detailed markup of the agreement of merger. The offer was conditioned upon approval by the Company's Board by the close of business on December 12, 2000, and execution of the agreement of merger by the close of business on December 15, 2000. Shortly after the submission of the firm offer, Saltchuk informed Parent that, for a variety of internal reasons, it was not prepared to pursue the transaction at this time. Parent informed the Company that Parent would proceed with the transaction without Saltchuk.

     On December 14, 2000, Parent's and Purchaser's Boards met to receive management's report on its due diligence investigation of the Company and an oral summary of the terms of the draft Agreement of Merger. The Boards expressed satisfaction with the due diligence review and requested a written summary of the terms of the current draft agreement of merger. Such summary was provided to the members of Parent's and Purchaser's Boards on December 18, 2000.

     On December 20, 2000, Parent's and Purchaser's Boards approved the tender offer and the final form of the Merger Agreement, and authorized management to execute the Merger Agreement and take the other actions necessary to conclude the Offer and the Merger.

     The Merger Agreement was finalized and executed on December 20, 2000, and a joint press release announcing the proposed offer was issued by Parent and the Company that same day.

     On January 5, 2001, Parent and Purchaser commenced the Offer.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND PARENT WITH THE SEC IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than ten business days after the public announcement of the terms of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that they shall not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, or (v) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of the Shares.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease in accordance with Delaware Law. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, or owned by Parent, Purchaser or any subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will convert into the right to receive the Merger Consideration. The Merger Agreement also provides that, prior to the Expiration Date, the Company will take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding stock option granted under any of the Company's or its Subsidiaries' stock option plans or any other equity plan (collectively, the "Equity Plans") or under any other plan or arrangement, and each outstanding warrant and option to purchase shares, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such stock option, warrant, option or right to purchase shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto (such payment to be net of applicable withholding taxes).

     The Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Company stock options, other options, warrants and rights to purchase Shares and shall take any such action as may be reasonably necessary to give effect to, and to accomplish the above transactions involving Company stock options.

     At the Effective Time, each then outstanding Share of Company restricted stock which is subject to any vesting requirement and which was issued pursuant to any of the Equity Plans (the "Restricted Stock") shall become 100% vested. At the Effective Time, a holder of such Shares shall, by virtue of the Merger and without any action on the part of such holder, be entitled to receive the Merger Consideration (subject to any applicable withholding taxes), upon the surrender of the Certificate representing such Shares. With respect to any Certificates for Shares of Restricted Stock which are in possession of the Company, the Company shall surrender such Certificates on behalf of the holder.

     In the Merger Agreement, the Company agreed that the Equity Plans will terminate as of the Effective Time and that the Company will ensure that following the Effective Time no holder of options or participant in the Equity Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation, or any Subsidiary thereof.

     Pursuant to the Merger Agreement, each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, and that the officers of the Company as of the Effective Time will be the initial officers of the Surviving Corporation. The Certificate of Incorporation and Bylaws of Purchaser in effect immediately prior to the Effective Time will become the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that Purchaser's name shall be changed to "Marine Transport Corporation" in the Merger.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, duly call and hold a special meeting of its stockholders as soon as practicable following the date on which Purchaser completes the purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares (on a fully diluted basis), Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, prepare and file with the SEC a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger Agreement and the Merger and shall use its reasonable best efforts to cause a definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer. The Company, subject to its fiduciary duties under applicable law, has agreed to use its reasonable best efforts to obtain the necessary approval of the Merger by its stockholders. Parent and Purchaser and any of their respective subsidiaries have agreed to vote, or cause to be voted, all Shares owned by them in favor of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event Parent, Purchaser, or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to be effective, as soon as practicable after the consummation of the Offer, without the Stockholders' Meeting.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the date on which a majority of the Company's directors are designees of Parent or Purchaser, unless Parent shall otherwise agree in writing (and except as contemplated in the Merger Agreement), the Company and each of its Subsidiaries shall conduct its operations in the ordinary and usual course consistent with past practice, and the Company and its Subsidiaries will each endeavor to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relations with those persons and entities having business relationships with it. The Company has also agreed to promptly advise Parent and Purchaser in writing of any material change in the condition (financial or otherwise) of the Company's or any of its Subsidiaries' properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated by the Merger Agreement (including the Company Disclosure Letter), neither the Company nor any of its Subsidiaries shall directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates (except for the issuance of Shares issuable pursuant to the Equity Plans in respect of options that are outstanding on the date hereof); (b) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries, except in the ordinary course of business and except as listed in the Company Disclosure Letter; (c) acquire or redeem, directly or indirectly, or amend any securities of the Company; (d) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock); (e)(i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $500,000 or more, or (ii) except as listed in the Company Disclosure Letter, enter into a Material Contract (as defined in the Merger Agreement) or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract; (f) incur or assume any long-term debt or short-term debt except for short-term debt incurred in the ordinary course of business; (g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company; (h) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company and other than Stolt Marine Tankers, LLC, which is a 75%-owned Subsidiary); (i) take any action to change any of the accounting principles or policies; or take any action to change in any material respect any of the procedures or practices (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) used by it; (j) make any tax election or settle or compromise any material federal, state or local tax liability (except as set forth in the Company Disclosure Letter); (k) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents); (l) grant any stock-related, performance or similar awards or bonuses (except as set forth in the Company Disclosure Letter); (m) forgive any loans to employees, officers or directors or any of their respective affiliates or associates; (n) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors or employees (other than in the Ordinary Course of Business with respect to employees, other than pursuant to and in accordance with the terms of any existing or recently satisfied collective bargaining agreement, and other than any existing employment agreements that were disclosed to Parent and Purchaser);
(o) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Company's benefit plans or agreements subject to the Company's benefit plans or any other plan, agreement, contract or arrangement of the Company other than in the Ordinary Course of Business; (p) enter into, amend, adopt or extend any collective bargaining or other labor agreement (except for the agreements specified in the Company Disclosure Letter in accordance with the parameters specified in the Company Disclosure Letter); (q) adopt, amend or terminate any Company benefit plan or any other bonus, severance, insurance, trust, fund, pension or other employee benefit plan, policy or arrangement for the benefit of any current or former directors, officers or employees, except for such amendments as may be required by applicable law or by the terms of an existing collective bargaining agreement;
(r) commence any claim, suit or other action (except where delay in obtaining the prior written consent of Parent would result in such claim, suit or action being time-barred) or settle or agree to settle any suit, action, claim, proceeding or investigation (not including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at September 30, 2000 or incurred in the Ordinary Course of Business subsequent to September 30, 2000; (s) except as specifically permitted by the Merger Agreement, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer conditions or any of the conditions to the Merger set forth in the Merger Agreement not being satisfied, or would make any representation or warranty of the Company contained therein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except in the case of representations and warranties that speak as of a specific date other than the Effective Time), or that would impair the ability to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; (t) enter into any contract or agreement which is material to the Company other than in the Ordinary Course of Business, or amend or modify in any material respect or consent to the termination of any existing Material Contract; (u) except as set forth in the Company Disclosure Letter, sell any vessel or grant any lien on any vessel in respect of borrowed money; or (v) take, or agree in writing or otherwise to take, any of the foregoing actions.

     Company Board Representation. The Merger Agreement provides that, promptly following the purchase of, and payment for, a number of Shares that satisfies the Minimum Tender Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board, and the percentage that the number of Shares beneficially owned by Parent or Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall upon the election of the Purchaser either increase the number of directors, or seek and accept resignations of incumbent directors; provided, that until the Effective Time there shall always be at least one director that was a member of the Board on the date that the execution and delivery of the Merger Agreement was approved by the Board and who is neither designated by Purchaser nor otherwise affiliated with Purchaser. The Merger Agreement also provides that, at such time, the Company shall use its reasonable best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Subsidiary of the Company, and each committee thereof.

     The Merger Agreement provides that, following the election or appointment of Purchaser's designees and prior to the Effective Time, any termination or amendment of the Merger Agreement, any extension of time for performance of any obligation or action thereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company, or any amendment of the Certificate of Incorporation or Bylaws of the Company or the charter documents of any Subsidiary will be accomplished only in accordance with the Company's Certificate of Incorporation and Bylaws.

     Access to Information. Pursuant to the Merger Agreement, the Company agreed, and agreed to cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent reasonable access during normal business hours to its properties, books, contracts, commitments and records; to furnish to Parent all information concerning its business, properties and personnel as Parent may reasonably request or has reasonably requested; and to make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request, and Parent has agreed to keep such information confidential, in accordance with the terms of the Confidentiality Agreement described below.

     No Solicitation of Transactions. The Company has agreed not to, and to cause its Subsidiaries and their representatives (including investment bankers, attorneys and accountants), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser and their respective officers, directors, employees, representatives and agents) concerning any Acquisition Proposal (as defined below) or the possible making of any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with the Merger Agreement and the prior execution by such person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any person or entity that has made an Acquisition Proposal that is received after December 20, 2000 and that did not result from a breach of the Merger Agreement if, prior to taking such actions, the Board of the Company resolves in good faith that (i) such Acquisition Proposal is bona fide, (ii) such Acquisition Proposal is reasonably likely to constitute a Superior Proposal (as defined below), and (iii) the failure to take such actions would be inconsistent with the Board of the Company's fiduciary duties to the Company's stockholders under applicable law.

     The Company has agreed to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and in any such notice to Parent indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the material terms of such proposal, offer, inquiry or contact, and to advise Parent from time to time of the status and any developments (including a change in such terms) concerning the same. Concurrently with so informing Parent, the Company agreed to deliver to Parent copies of any written communications received from the person making such Acquisition Proposal at the same time it informs Parent of such Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiations with, or provides information to, any person (whether or not such action is in accordance with the Merger Agreement), the Company has agreed to immediately inform Parent of all developments with respect thereto.

     In the Merger Agreement, the Company agreed, and agreed to cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons (other than Parent, Purchaser or any of their respective affiliates or associates) conducted prior to December 20, 2000 with respect to any Acquisition Proposal, to use its commercially reasonable efforts to have returned to the Company any confidential information that had been provided in any such discussions or negotiations, and to notify any such person with whom it has had any such discussions during the 60 days prior to December 20, 2000 that the Company is no longer seeking an Acquisition Proposal from such person and withdraws any request for an Acquisition Proposal.

     Unless and until the Merger Agreement has been terminated in accordance with its terms, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger (ii) release any third party from any confidentiality or standstill provisions in any agreement to which the Company is a party, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal.

     The Merger Agreement does not prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     "Acquisition Proposal" means any offer or other inquiry or proposal that, if consummated, would result in an Acquisition Transaction; provided that solely for purposes of the definition of Superior Proposal, all references to 20% in the definition of Acquisition Transaction shall be deemed references to 50%.

     "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, constitutes an acquisition by a person of (A) assets or businesses that constitute or represent more than 20% of the total revenue, operating income, assets or earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, or (B) more than 20% of the outstanding shares of the voting securities of the Company or capital stock of, or other equity voting interest in, any Subsidiary or Subsidiaries of the Company which, taken together, directly or indirectly hold at least the share of assets or businesses referred to in clause
(A) above, whether by means of (a) a merger, share exchange or consolidation, or any similar transaction, or (b) a purchase, lease or other sale, transfer or disposition, consolidation, share exchange or otherwise.

     "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made in writing by a third party on terms which the Board of the Company determines in its good faith judgment, after consultation with its financial advisor and counsel, to be more favorable to stockholders, from a financial point of view, than the Offer and the Merger, (x) after taking into account (A) the likelihood and timing of consummation of such transaction on the terms set forth therein, (B) the material legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and (C) any other relevant factors permitted under applicable law, (y) after giving Parent, in order to respond to such third-party Superior Proposal, the greater of (A) five business days following Parent's receipt of the information, or (B) three business days after receipt by Parent of a written notice from the Board of the Company that in the absence of any further action by Parent it would consider such proposal to be a Superior Proposal, and (z) taking into account any amendment or modification to the Merger Agreement proposed by Parent.

     Indemnification; Insurance. The Merger Agreement provides that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the certificate of incorporation, bylaws or similar documents of any of the Company's Subsidiaries as in effect as of December 20, 2000, with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations under the Merger Agreement and such charter documents.

     The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies subject to certain limitations set forth in the Merger Agreement relating to the availability and cost thereof.

     Employee Matters. After the Effective Time, the Surviving Corporation shall honor in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries which are listed in the Disclosure Letter.

     Parent will cause the Surviving Corporation and its Subsidiaries, for a period ending no earlier than the fifth anniversary of the Effective Time, to provide pension and welfare benefits to their employees (excluding employees covered by collective bargaining agreements and excluding benefits that are based on the value of, or require the issuance of, securities) that, in the aggregate, are no less favorable than those currently provided by the Company and its Subsidiaries in the aggregate to such employees.

     If the Plans maintained for the employees of the Company and its Subsidiaries are replaced by plans of the Parent or the Surviving Corporation,
(i) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for all purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries (except for purposes of benefit accruals under any defined benefit pension plan), to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes, and (ii) employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

     Consents; Approvals. The Merger Agreement provides that, subject to its terms and conditions, the Parent, Purchaser and Company shall cooperate to obtain as expeditiously as possible all necessary permits, consents, waivers, approvals, agreements, orders and authorizations of all Governmental Entities and other persons or entities required to be obtained by such party to the Merger Agreement in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby by such party.

     Other Cooperation and Further Assurances. Parent, Purchaser and the Company have also agreed that if required by applicable law, as soon as practicable following consummation of the Offer, Parent and the Company shall together, or pursuant to any reasonable allocation of responsibility between them, cooperate with one another in taking all commercially reasonable efforts in order to lift any injunctions or remove any other impediment to the consummation of the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the officers and directors of Parent and the Surviving Company shall take all such necessary action.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit matters, labor matters, intellectual property, environmental matters, taxes, material contracts and brokers.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions: (a) if required by the Delaware Law, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company; (b) all approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all governmental authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental entity, nor other legal restriction, restraint or prohibition, preventing the consummation of the Merger shall be in effect; and (d) the Shares shall have been purchased pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company: (a) by mutual written consent of the Company and Parent duly authorized by the Boards of Directors of Parent and the Company; (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions to the Offer, Purchaser shall (i) not have commenced the Offer within the time required by Regulation 14D under the Exchange Act, (ii) have terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) have failed to accept for payment Shares pursuant to the Offer prior to February 28, 2001; (d) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company has breached in any material respect its covenants to not (i) withdraw or modify (or propose publicly to withdraw or modify), its approval or recommendation of the Offer or the Merger,
(ii) release any third party from any confidentiality or standstill provision in any agreement to which Company is a party or (iii) enter into an agreement or letter of intent related to any Acquisition Proposal or the Board of Directors of the Company has resolved to effect any of the actions referred to above in this subsection (d); (e) by Parent, if a Triggering Event (as defined below) shall have occurred; (f) by the Company if, other than due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions to the Offer, (i) Purchaser fails to commence the Offer in violation of the Merger Agreement, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before February 28, 2001, or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement; (g) by the Company, prior to the purchase of Shares pursuant to the Offer, if the Company has received an Acquisition Proposal that the Board of Directors, subject to compliance with the Merger Agreement, has determined constitutes a Superior Proposal.

     A "Triggering Event" shall be deemed to have occurred if: (i) the Board of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its approval or recommendation in favor of the Merger Agreement, the Offer and the Merger; (ii) the Company shall have failed to include in the Schedule 14D-9 or Proxy Statement the recommendation of the Board of the Company in favor of the Merger Agreement, the Offer or the Merger; (iii) the Board of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal;
(iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published sent or given to Company security holders, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (v) the Board of the Company takes any public position or makes any disclosures to the Company's stockholders that has the effect of any of the foregoing.

     Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement becomes void and of no effect with no liability on the part of any party, except that breach of an obligation contained in the Merger Agreement, the agreements in the Merger Agreement with respect to confidentiality, certain miscellaneous provisions and, if applicable, provisions with respect to certain termination payments described below survive the termination.

     Fees and Expenses. The Merger Agreement provides that, if the Merger is consummated, then all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement, shall be paid by the Surviving Corporation or the Parent. If the Merger is not consummated, except as specified in the following sentence, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated
(i) by Parent after a Triggering Event, (ii) by Parent or Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and the same shall have become final and non-appealable, (iii) by Parent, prior to the purchase of Shares pursuant to the Offer, because the Company has breached in any material respect its covenant to not (A) withdraw or modify its approval or recommendation of the Offer or the Merger, (B) release any third party from any confidentiality or standstill provision, in any agreement to which Company is a party or (C) enter into an agreement or letter of intent related to any Acquisition Proposal, (iv) by the Company, prior to the purchase of Shares pursuant to the Offer, if the Company has received an Acquisition Proposal that the Board of Directors, subject to compliance with the Merger Agreement, has determined constitutes a Superior Proposal, (v) by Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Offer Conditions, Purchaser shall (A) not have commenced the Offer within the time required by Regulation 14D under the Exchange Act, (B) have terminated the Offer without purchasing any Shares pursuant to the Offer or
(C) have failed to accept for payment Shares pursuant to the Offer prior to February 28, 2001; or (vi) by the Company if, other than due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions of the Offer, (A) Purchaser fails to commence the Offer in violation of the Merger Agreement, (B) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before February 28, 2001, or (C) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement; and (in the case of clauses (v) and (vi) only), either (I) prior to such termination a Superior Proposal shall have been made or publicly announced, or (II) within nine months thereafter a Superior Proposal shall have been consummated or an agreement to consummate a Superior Proposal shall have been entered into by the Company, then (in the case of clauses (i) through (vi)) the Company shall reimburse Parent for the reasonably documented out-of-pocket fees and expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, the Merger Agreement, the transactions contemplated thereby and any related financing up to a maximum of $750,000; and the Company shall pay Parent a termination fee of $2,500,000, in each case, in immediately available funds.

THE CONFIDENTIALITY AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT, DATED JUNE 20, 2000, BETWEEN THE COMPANY AND PARENT (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

     On June 20, 2000, the Company and Parent executed the Confidentiality Agreement. Pursuant to the terms of the Confidentiality Agreement, the Company agreed to provide to Parent certain information concerning the Company.

     As a condition for the disclosure of the information concerning the Company, the Parent agreed, among other things, (i) to hold such information and any analyses, compilations, forecasts, studies, documents or records which contain or otherwise reflect or are generated from such information by the Purchaser or its representatives (the "Evaluation Material") in confidence and use it solely for the purposes of pursuing a potential transaction between the Company and Parent, and not use the Evaluation Material for any other purpose nor disclose it to any third party without the prior written consent of the Company; and (ii) that disclosure of Evaluation Material to its officers, directors, employees, agents, attorneys, accountants, experts, consultants, bankers and financial advisors working in connection with the transaction would be permitted to the extent necessary to carry out that purpose and would be subject to all the requirements of confidentiality set forth in the Confidentiality Agreement.

     The obligations of the Confidentiality Agreement do not apply to information that (i) was or becomes generally available to the public other than as a result of a disclosure by Parent or its representatives; (ii) was or becomes available to Parent on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to Parent, after due inquiry, to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to Parent by a contractual, legal or fiduciary obligation or (iii) was within the possession of Parent prior to its being furnished to Parent by or on behalf of the Company, provided that such source of information is not bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to Parent by a contractual, legal or fiduciary obligation.

     Parent also agreed to not, without prior written consent of Company, and to direct its representatives to not to disclose the existence of the Evaluation Material or its provision to Parent, that Parent is considering a transaction with Company, that negotiations have or are taking place nor any terms, conditions of facts with respect to such transaction.

     Parent agreed that in the event that Parent or its representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Materials, that it will give prompt written notice to the Company of the receipt of any such request or requirement so that Company may seek a protective order or other remedy and/or waive compliance with the Confidentiality Agreement. If in the absence of a protective order or other appropriate remedy or the receipt of a waiver by the Company, Parent or any of its representatives is, in the written opinion of its counsel, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, Parent may disclose only that portion of the Evaluation Material that such counsel advises is legally required to be disclosed; provided Parent exercises its best efforts to preserve the confidentiality of the Evaluation Material, including by cooperating with the Company to obtain a protective order or other assurance that confidential treatment will be accorded the Evaluation Material.

     Parent also agreed not to solicit for employment any of Company's employees during the transaction discussions and for a period of two years thereafter. If Parent does not proceed with the Offer and the Merger, then within a reasonable time or upon request by Company, Parent agreed to promptly return (unless destroyed pursuant to the immediately following sentence) to the Company all materials and information comprising the Evaluation Material, including any and all copies, facsimiles and reproductions thereof, and any other material containing or reflecting any materials or information in the Evaluation Material. In such event, all other documents, memoranda, notes and other writings whatsoever prepared by Parent or the Parent's representatives based on the materials or information in the Evaluation Material would be destroyed by Parent.

     The Confidentiality Agreement remains in effect for three years commencing on June 20, 2000.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all actions to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

     The Merger Agreement provides that, promptly following the purchase by Purchaser of a number of Shares that satisfies the Minimum Tender Condition, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See
Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including ING Barings LLC) are not necessarily opinions as to "fair value" under Section 262.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans. Parent is engaged in discussions with the management of Saltchuk Resources Inc. concerning a possible joint venture whereby Saltchuk and Parent would each have interests in the Company at some time following the Merger. No agreements of any kind have been entered into with respect to any such arrangement, including any agreement with respect to the management or ownership structure of such an arrangement.

     12. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that, during the period from December 20, 2000 to the date on which a majority of the Company's directors are designees of Parent or Purchaser, the Company will not: (i) issue sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of Shares issuable pursuant to any stock option or similar plan of the Company or a Subsidiary in respect of options that were outstanding as of December 20,

2000), (ii) acquire or redeem, directly or indirectly, or amend any securities of the Company, or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock).

     13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event that the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived (for a period of time, in the latter case) of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, to purchase or to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if:

          (a) there shall not be validly tendered and not properly withdrawn prior to the expiration of the initial offering period for the Offer (the "Expiration Date") that number of Shares which, together with any Shares beneficially owned by one or more of Purchaser, Parent and their respective affiliates, represents a majority of the Shares on a fully diluted basis; or

          (b) any applicable waiting period under the HSR Act shall not have expired or been terminated; or

          (c) a preliminary or permanent injunction or other order by any federal, state or foreign court which prevents the acceptance for payment of, or payment for, some of or all the Shares shall have been filed, pending or issued and shall remain in effect; or

          (d) there shall have been instituted or be pending any action or proceeding by any Governmental Entity: (i) challenging the acquisition by the Purchaser of Shares or otherwise seeking to restrain, materially delay or prohibit the consummation of the Offer or the Merger or seeking damages that could make the Offer, the Merger or any other transaction contemplated by the Merger Agreement materially more costly to Parent or the Purchaser,
     (ii) seeking to prohibit or limit materially the ownership or operation by the Purchaser or Parent of all or a material portion of the business or assets of the Company and its Subsidiaries, or to compel the Purchaser or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company and its Subsidiaries or the Purchaser or Parent, as a result of the Offer or the Merger, (iii) seeking to impose or confirm limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated hereby, or (iv) seeking to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or

          (e) there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer, the Merger or any other transaction contemplated hereby, Parent, the Company or any affiliate of Parent or the Company by any Governmental Entity, except for the waiting period provisions of the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (d) above; or

          (f) any change or effect that, individually or in the aggregate, is or is reasonably likely to constitute a Material Adverse Effect (as defined in the Merger Agreement) shall have occurred following the date of the Merger Agreement; or

          (g) the Company shall have breached or failed to comply with any material respect any of its representations, warranties, obligations, covenants or agreements under the Merger Agreement; or

          (h) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

          (i) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock pursuant thereto; or

          (j) the Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments; or

          (k) any person other than Parent, Purchaser or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the then outstanding Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, except for the Minimum Tender Condition, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. Parent and Purchaser shall determine, in their reasonable judgment, whether any such conditions exist.

     The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares, the Parent and Purchaser will either promptly pay for such Shares or promptly return such Shares.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

     15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware (i) of any license or other regulatory permit that appears to be material to the business of the Company or any of its Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer, pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 18, 2000, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is advisable and fair to, and in the best interest of, the stockholders of the Company. (Remaining open items were resolved by the Company's Chairman and Chief Executive Officer pursuant to authority delegated by the Board of the Company.) Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and to the FTC and certain waiting period requirements have been satisfied. Purchaser does not believe that the acquisition of Shares by Purchaser pursuant to the Offer and the Merger will be subject to such requirements.

     Maritime. The Company, through its subsidiaries Frances ODS Corporation and Julius ODS Corporation, has two Operating Differential Subsidy Agreements with the Maritime Administration, each dated as of September 30, 1998. Pursuant to these agreements, Frances ODS Corporation receives an operating differential subsidy for SMT CHEMICAL EXPLORER and Julius ODS Corporation receives an operating differential subsidy for SMT CHEMICAL TRADER. The agreement for SMT CHEMICAL EXPLORER will terminate by its terms on September 18, 2001, and the agreement for SMT CHEMICAL TRADER will terminate by its terms on March 25, 2001. The Company receives approximately $8,500 per day pursuant to the agreement for SMT CHEMICAL EXPLORER and approximately $8,100 per day pursuant to the agreement for SMT CHEMICAL TRADER. Parent, through its subsidiaries, owns and operates vessels engaged in the domestic intercoastal or coastwise service. As such, it cannot receive the operating differential subsidies referred to above unless and until it receives a waiver from the Secretary of Transportation under Section 805(a) of the Merchant Marine Act, 1936, (the "Act") as amended. Parent is in the process of filing for and seeking such a waiver under the Act.

     According to certain provisions of contracts between the United States Department of Transportation and the Maritime Administration on the one hand, and each of Marine Transport Lines, Inc. and Mormac Marine Enterprises, Inc., both subsidiaries of the Company, on the other hand, each of Marine Transport Lines, Inc. and Mormac Marine Enterprises, Inc. is required to notify the Administrative Contracting Officer in writing within 30 days (a) when a change in its ownership has occurred or is certain to occur which could result in changes in the valuation of its capitalized assets in its accounting records; and (b) of any change to asset valuations or any cost changes which have occurred or are certain to occur as a result of a change of ownership.

     16. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Parent have retained MacKenzie Partners, Inc., as the Information Agent, and Citibank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid a fee of $5,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Purchaser or the Company not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          Shiloh Acquisition, Inc.

Dated: January 5, 2001

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. All of the persons listed below are citizens of the United States. Unless otherwise indicated, the current business address of each person is 155 Grand Avenue, Oakland, CA 94612.

                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME AND CURRENT                          MATERIAL POSITIONS HELD DURING THE
          BUSINESS ADDRESS                    PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
          ----------------                    ----------------------------------------------
Thomas B. Crowley, Jr. ..............  Thomas B. Crowley, Jr. has been Chairman of the Board of
                                       Directors, President and Chief Executive Officer of Parent
                                       since May 1994.

Philip E. Bowles.....................  Philip E. Bowles has been a Director of Parent since January
                                       1987, and has served as a member of the Audit and
                                       Compensation Committee of Parent since May 1987.
                                       Additionally, Mr. Bowles is President of Bowles Farming
                                       Company, Inc., the Managing Partner for B&N Mineras
                                       Partnership, and Secretary and a Director for Midland
                                       Tractor Company, Inc.(1)

Molly M. Crowley.....................  Molly M. Crowley has been a Director of Parent since July
                                       1994. Ms. Crowley is self-employed.(2)

Gary L. Depolo.......................  Gary L. Depolo has been a Director of Parent since June
                                       1994. Mr. Depolo is a Director of Foster Farms and Jones
                                       Sand Company. Mr. Depolo is self-employed.(3)

William A. Pennella..................  William A. Pennella has been Vice Chairman of the Board of
                                       Directors of Parent since September 2000. Mr. Pennella has been an Executive Vice President of Parent since January
                                       1996.

Leland S. Prussia....................  Leland S. Prussia has been a Director of Parent since June
                                       1994. Mr. Prussia has been a Director and consultant for
                                       ePlanning, Inc. since March 1999.(4)

James B. Rettig......................  James B. Rettig has been a Director of Parent since May
                                       1975. Mr. Rettig is retired.

Cameron W. Wolfe, Jr. ...............  Cameron W. Wolfe has been a Director of Parent since June
                                       1989. Mr. Wolfe is also a partner in the law firm of Orrick,
                                       Herrington & Sutcliffe LLP.(5)

James A. Juergens....................  James A. Juergens has been Vice President, Risk Management, of Parent since March 1991.

Edgar B. Love........................  Edgar B. Love has been Corporate Counsel for Parent since
                                       December 1988 and has been Corporate Secretary for Parent
                                       since May 2000.

Michael Lucero.......................  Michael Lucero has been Vice President, Purchasing, for
                                       Parent since July 1990.

Albert M. Marucco....................  Albert M. Marucco has been Vice President and Treasurer of
                                       Parent since November 1982.

Niel E. Nielsen......................  Niel E. Nielsen has been Director of Compensation and
                                       Benefits for Parent since January 1993.

Nancy G. Ritter......................  Nancy G. Ritter has been Vice President, Information
                                       Technology, of Parent since May 2000. From May 1995 to May
                                       2000, Ms. Ritter held various information technology
                                       positions for Parent.

                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME AND CURRENT                          MATERIAL POSITIONS HELD DURING THE
          BUSINESS ADDRESS                    PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
          ----------------                    ----------------------------------------------
Susan L. Rodgers.....................  Susan L. Rodgers has been Director of Human Resources for
                                       Parent since November 1996. From Jan 1980 to October 1996,
                                       Ms. Rodgers was Director of Human Resources for Crowley
                                       American Transport.

Richard L. Swinton...................  Richard L. Swinton has been Vice President, Tax and Audit, for Parent since September 2000. From 1994 to 2000, Mr.
                                       Swinton served as Corporate Controller of Parent.
William P. Verdon....................  William P. Verdon has been Senior Vice President and General
                                       Counsel of Parent since April 1992. Mr. Verdon is also a
                                       Director of Signal Mutual Insurance Co.

---------------
(1) Mr. Bowles' business address is 505 Sansome Street, Suite 1975, San Francisco, CA 94111.

(2) Ms. Crowley's business address is 55 Hazel Lane, Piedmont, CA 94612.

(3) Mr. Depolo's business address is 37 Charles Hill Circle, Orinda, CA 94563.

(4) Mr. Prussia's business address is 650 California Street, 29th Floor, San Francisco, CA 94108.

(5) Mr. Wolfe's business address is 400 Sansome Street, San Francisco, CA 94111.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. All of the persons listed below are citizens of the United States. The current business address of each person is 155 Grand Avenue, Oakland, CA 94612.

          NAME AND CURRENT                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          ----------------                  --------------------------------------------------
Thomas B. Crowley, Jr. ..............  Thomas B. Crowley, Jr. has been President of Purchaser since
                                       December 20, 2000. He has been Chairman of the Board of
                                       Directors, President and Chief Executive Officer of Parent
                                       since May 1994.
Edgar B. Love........................  Mr. Love, the sole Director of Purchaser, has been Corporate
                                       Counsel for Parent since December 1988 and Corporate
                                       Secretary for Parent since May 2000.
Richard L. Swinton...................  Richard L. Swinton has been Chief Financial Officer of
                                       Purchaser since December 20, 2000. Mr. Swinton has also been
                                       Vice President, Tax and Audit, for Parent since September
                                       2000. From 1994 to 2000, Mr. Swinton served as Corporate
                                       Controller of Parent.
William P. Verdon....................  William P. Verdon has been Secretary of Purchaser since
                                       December 20, 2000. Mr. Verdon has also been Senior Vice
                                       President and General Counsel of Parent since April 1992. He is also a Director of Signal Mutual Insurance Co.

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

                           By Facsimile Transmission
                       (for Eligible Institutions only):

                                 (212) 505-2248

                             Confirm by Telephone:

                                 (212) 270-0808

                              By Overnight Courier

                                 Citibank, N.A.
                            915 Broadway, 5th Floor
                            New York, New York 10010
                                    By Mail

                                 Citibank, N.A.
                                  P.O. Box 685
                              Old Chelsea Station
                            New York, New York 10113
                                    By Hand

                                 Citibank, N.A.
                             Corporate Trust Window
                          111 Wall Street, 14th Floor
                            New York, New York 10043

                               OTHER INFORMATION

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        (MACKENZIE PARTNERS, INC. LOGO)

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL FREE (800) 322-2885